Exhibit 10.16
Agency Contract

This Agency Contract is made effective the March 9, 2007, between Red Reef Laboratories International, Inc. (“RRLB”) and Guangzhou Benchmark Consultant Services Limited (“Benchmark”)

In consideration of the mutual promises, covenants and agreements contained in this Contract, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, RRLB and Benchmark agree as follows:

Article 1 Subject
RRLB appoints Benchmark his agent to establish the operation and management in China.

Article 2 Obligations

2.1 Obligations of Benchmark

1．Benchmark shall assist RRLB to apply for the permit/license to sell its product in China Market. Benchmark shall assist RRLB in establishing Guangzhou Office and appoint project manager and project assistants who shall take charge of the whole service process.

2．Benchmark shall provide RRLB for selection with capable candidates and assist with their negotiation and cooperation to sell RRLB’s products in Chinese market.

2.2 Obligations of RRLB

1． In order to acquire the said permit/license, RRLB shall pay Benchmark for any expense arises which will be approximately US$9000, each expense shall be supported by invoice/receipt.  The expenses include but not limit to trademark registration, approval documents from Ministry of Sanitary for the disinfectant, etc.

2．During the six-month sale license application period, RRLB shall pay Benchmark service fee on monthly basis but under no circumstances should it be over US$6000.00. The Service fee shall cover all the expenses such as the salaries of the project manager and the assistant, the rental and daily office expense of RRLB Guangzhou Office, establishment expense of product promotion channels and reception expense, etc. All the expenses shall be reimbursed to RRLB according to the actual amount in the invoices or receipts.

3． After six-month period, RRLB shall pay Benchmark monthly a 5% commission of the wholesale revenue as management fee.

Article 3 Payment
3.1 Upon signing this contract by both parties, RRLB shall deposit US$9000.00, which is the sale license application fee, and US$18000.00, which is service fee for the first three months, into the Escrow account of Greentree Financial Group. Starting from 4th month, RRLB shall make the payment the first days of each month of US$6000.00 for 3 consecutive months.

3.2  After six-month period, RRLB shall pay Benchmark monthly a 5% commission of the wholesale revenue as management fee.

Article 4 Term
The effective term of this contract is five years, or from March 9, 2007 to March 8, 2012.

Article 5 Confidentiality
Both RRLB and Benchmark agree that it will not at any time, or in any fashion or manner divulge, disclose or otherwise communicate to any person or corporation, in any manner whatsoever, any information of any kind, nature, or description concerning any matters affecting or relating to the business of each others company.  This includes its method of operation, or its plans, its processes, or other data of any kind or nature that they know, or should have known, is confidential and not already information that resides in the public domain.  Both RRLB and Benchmark expressly agree that confidentiality of these matters is extremely important and gravely affect the successful conduct of business of each company, and its goodwill, and that any breach of the terms of this section is a material breach of this Agreement.  The provisions of this section shall survive termination of the Agreement.

Article 6 Termination
In the event of a breach of this agreement by RRLB, RRLB shall be responsible for any outstanding fees and expenses.  Benchmark shall have the right to terminate this Contract on the grounds of RRLB’s failure to remit the required payments or in the event of any breach of the Contract by RRLB.  RRLB has the right to terminate this agreement with thirty (30) days written notice.

Article 7 Governing law
This Agreement and the interpretation and enforcement of the terms of this Agreement shall be governed under and subject to the laws of the People’s Republic of China.

Article 8 Arbitration
Any dispute or claim arising from or in any way related to this agreement shall be settled by arbitration in Shenzhen, China.  All arbitration shall be conducted in accordance with the rules and regulations of the China International Economic and Trade Arbitration Commission, South China Sub-commission.

Article 9 Miscellaneous
This contract constitutes the entire understanding and agreement between the RRLB and Benchmark with respect to the subject matter hereof and supersedes all prior understandings or agreements between the parties with respect thereto, whether oral or written, express or implied. Any amendments or modifications must be executed in writing by both parties. This contract and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party. If any provision of this contract shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this contract shall not be affected thereby and, to this extent, the provisions of this contract shall be deemed to be severable.

Red Reef Laboratories International, Inc
Representative:

Guangzhou Benchmark Consultant Services Limited
Representative:

March 9 , 2007
Guangzhou, China